SECOND AMENDMENT TO 9% SUBORDINATED
                   CONVERTIBLE DEBENTURE DATED APRIL 23, 1996

         On April 23, 1996, NAL Financial Group Inc., a Delaware corporation ("Maker" or the "Company") entered into a convertible debenture in the principal amount of $5,000,000 (the "Debenture") payable to the order of Beneficial Standard Life Insurance Company as lender ("BSLI"), as amended by that certain First Amendment to 9% Subordinated Convertible Debenture dated June 23, 1997. BSLI has transferred the Debenture to CIHC, Incorporated (the "Lender"). For good and valuable consideration, receipt of which is acknowledged, the parties agree to amend the Debenture as follows:

         1. Paragraph 6 of the Debenture is hereby superseded and replaced in its entirety with the following:

                           "6.  The  unpaid   principal  of  this  Debenture  is
                  convertible at the option of the Lender, in whole or in part, upon surrender of this Debenture at the principal office of the Company, into restricted shares of the Maker's Common Stock at a fixed conversion price ("Conversion Price") equal to Thirty- Two Cents (32 cents) per share. Upon such conversion and issuance of the Common Stock, all principal due under this Debenture shall be discharged and the Company released from all obligations hereunder, however, accrued interest shall be paid to the date of conversion. At the option of the Lender, accrued interest may also be subject to conversion in the same manner as principal.

                           The shares of the  Company's  Common  Stock  issuable
                  upon the exercise of the conversion feature shall be "restricted securities" as that term is defined under Rule 144 of the 1933 Act and, as a consequence, may not be sold or otherwise transferred except pursuant to registration under the 1933 Act or an available exemption therefrom."

         2.       Paragraph 7.5  of  the  Debenture is  hereby  superseded   and
replaced in its entirety with the following:

                           "7.5  The  Company  shall  not  issue,  offer or sell
                  additional shares of Common Stock or any preferred stock, or issue any rights or options for the purchase of, or securities convertible into shares of Common Stock or preferred stock, without the prior written consent of Lender."

         3. In all other respects, the Debenture as amended shall remain unamended and in full force and effect.

WITNESS WHEREOF, the parties have executed this amendment to be effective as of October 1, 1997.

CIHC, INCORPORATED                                  NAL FINANCIAL GROUP INC.
as Lender                                           as the Company



By:  /S/DAVID A. HILL                               By: /S/ROBERT R. BARTOLINI
     ------------------------                           ------------------------
     David A. Hill, Vice President                      Robert R. Bartolini
                                                        Chief Executive Officer